Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Capitalized terms used but not defined in this Exhibit 99.3 shall have the meanings ascribed to them in the Current Report on Form 8-K to which this Exhibit 99.3 is attached (the “Form 8-K”) or, if not defined in the Form 8-K, the final prospectus and definitive proxy statement filed by Offerpad Solutions Inc. (formerly known as Supernova Partners Acquisition Corp.) prior to the consummation of the Business Combination (the “proxy statement/prospectus”).

The following discussion and analysis provides information that Offerpad’s management believes is relevant to an assessment and understanding of Offerpad’s consolidated results of operations and financial condition. The discussion should be read together with the historical audited annual consolidated financial statements as of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018 included in the proxy statement/prospectus and incorporated by reference into the Form 8-K, and unaudited interim consolidated financial statements as of June 30, 2021 and for the three and six months ended June 30, 2021 and 2020, and the respective notes thereto, included as Exhibit 99.1 to the Form 8-K.

The discussion and analysis should also be read together with Offerpad’s unaudited pro forma financial information as of and for the year ended December 31, 2020 and as of and for the six months ended June 30, 2021 included as Exhibit 99.2 to the Form 8-K. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements” in the Form 8-K. Offerpad’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” in the proxy statement/prospectus. Unless the context otherwise requires, references in this Exhibit 99.3 to “we”, “our” and “the Company” refer to the business and operations of OfferPad, Inc. and its consolidated subsidiaries prior to the Business Combination and to Offerpad Solutions Inc. and its consolidated subsidiaries, following the consummation of the Business Combination.

Overview

Offerpad was founded in 2015 to create a better residential real estate experience by combining advanced technology solutions with fundamental industry expertise. We provide streamlined, data driven iBuying and real estate solutions for the on-demand customer. Our digital “Solutions Center” platform gives users a holistic, customer-centric experience, enabling them to efficiently sell and buy their homes online with streamlined access to ancillary services such as mortgage and title insurance.

Our platform provides a unique dual approach to helping home sellers. In our “Express” offering, sellers can access our website or mobile app to receive a competitive cash offer for their home within 24 hours and quickly close without the major inconveniences associated with traditional real estate selling. In our “Flex” offering, we leverage our technology, scale and logistical expertise to renovate and list a seller’s home for sale while also typically providing a backup “Express” cash offer to the seller, thereby providing optionality of process and certainty of outcome. Our platform provides home buyers the opportunity to browse and tour homes online, get instant access to our listings with their mobile devices and submit purchase offers online in a simple process on their own time, with or without an agent. We also offer seamless, integrated access to in-house agents to advise on the purchase of a home as well as access to mortgage services through one of our preferred providers. We believe by offering both “Express” and “Flex” to sellers, and a guided yet flexible and customizable experience to buyers, we have reinvented the home selling and buying experience to meet the digital and on-demand needs of modern consumers.

In less than five years and with less than $200 million in invested equity capital, we have created a pioneering iBuying company and leading on-demand real estate marketplace that has transacted on homes representing approximately $4.0 billion of aggregate revenue since inception in 2015 to June 30, 2021. Our significant growth relative to our limited capital invested is testament to our efficiency and results driven culture, increasing our total contribution margin after interest (per home sold) from approximately $4,900 in 2019 to approximately $9,000 in 2020 and approximately $35,100 in the three months ended June 30, 2021. Since inception, we have focused on improving the unit economics of our model across our markets, with the added benefit of maximizing operational leverage as we scale. A foundation of our strategic approach to growth has been to prove out our business model first, control costs and refine our valuation automation and logistical operations before we scale into additional markets. Our contribution margin after interest across markets, which was approximately 4% company-wide in 2020, is a testament to our understanding of how to grow efficiently and enter into new markets, improve unit economics and increase operating leverage.

As of June 30, 2021, Offerpad operated in over 900 cities and towns across 16 metropolitan markets: Atlanta, Austin, Birmingham, Charlotte, Dallas, Denver, Houston, Jacksonville, Las Vegas, Nashville, Orlando, Phoenix, Raleigh, San Antonio, Tampa, and Tucson.

As we expand further into our existing markets, launch new markets, and develop a wide range of new ancillary services, we look forward to bringing our mission of providing the best way to buy and sell a home to even more homeowners and prospective home purchasers across the country.

The Business Combination

The business combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP. Under the guidance in ASC 805, SPNV is expected to be treated as the “acquired” company for financial reporting purposes. SPNV expects to be deemed the accounting predecessor of the combined business, and Offerpad Solutions, as the parent company of the combined business, will be the successor SEC registrant, meaning that our financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. The business combination is expected to have a significant impact on our future reported financial position and results as a consequence of the reverse recapitalization. One of the most significant changes in Offerpad Solutions’ future reported financial position and results is expected to be an estimated net increase in cash (as compared to our consolidated balance sheet at June 30, 2021) of between approximately $225 million, assuming the maximum number of redemptions by SPNV’s stockholders permitted under the Merger Agreement, and approximately $595 million, assuming no redemptions by SPNV’s stockholders. The transaction costs for the Business Combination were approximately $51 million, of which approximately $14 million represents deferred underwriter fees related to SPNV’s initial public offering. Additionally, we will record the SPNV warrants as a liability on Offerpad Solutions’ consolidated balance sheet at fair value as of the closing of the Merger, with subsequent changes in their fair value to be recognized either as an expense or income in Offerpad Solutions’ consolidated statement of operations at each reporting date. As a result of the recurring fair value measurement, our future financial statements and results of operations may fluctuate quarterly, based on factors that are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on the warrants each reporting period and that the amount of such gains or losses could be material.

As a result of the business combination, we became the successor to an SEC-registered and NYSE listed company, which will require us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual operating expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal and administrative resources.

Business Impact of COVID-19

The COVID-19 pandemic yielded an unprecedented environment, which required swift and thoughtful action to plan for the safety of our employees and customers. In March 2020, we initiated a companywide work from home policy and paused purchasing homes to implement additional safety protocols as well as assess the impact of shelter-in-place and quarantine orders across each of our markets. New safety protocols included PPE supplies for field employees and customers and processes were designed in coordination with a third-party consultant. Once we became comfortable with our ability to purchase homes safely and had a better understanding of the impact of shelter-in-place orders, we resumed purchasing in May 2020 across all of our markets and increased our acquisition pace through the second half of the year.

Despite pausing purchases in March and April 2020, we continued to actively sell our inventory through this time of disruption by ensuring we had homes with attractively renovated features that were priced right for each market. In the second half of the year, we quickly recognized the rapid improvement in the overall home selling environment driven by increases in housing demand, low available housing supply and a continued low interest rate environment but maintained a conservative approach to acquiring inventory in light of the uncertainty associated with the COVID-19 pandemic. As of June 30, 2021 and December 31, 2020, home inventory was $483 million and $171 million, respectively, compared to inventory of $344 million as of December 31, 2019. After experiencing sequential declines in revenue in the second and third quarters of 2020, we generated sequential increases in revenue in the fourth quarter of 2020 and the first and second quarters of 2021, reflective of our ability to manage our inventory portfolio through the pandemic and resume purchasing effectively. Despite the challenging circumstances in 2020, we generated $1.1 billion of revenue for the full year, a decrease of 1% from the prior year. Further, we generated revenue of $378.6 million and $662.6 million during the three and six months ended June 30, 2021, respectively, representing increases of 31.9% and 1.2% compared to the corresponding prior year periods.

Our Business Model

Revenue Model

Our mission is to provide the best way to buy and sell a home. Period. Offerpad was founded to create a better residential real estate experience by combining advanced technology solutions with fundamental industry expertise. The “Express” cash offer is the flagship offering, allowing customers to sell on their own schedule and without the hassle of showings, open houses, and aligning closing dates with the purchase date of their new home. However, this is only one of several offerings within our Solutions

Center designed to meet the unique needs of our customers. With Offerpad “Flex”, customers partner with Offerpad to list their home for sale on the open market while utilizing Offerpad’s concierge and renovation services, as well as work with an Offerpad Solutions Expert to help them find their next home. Through Offerpad “Flex”, our customers essentially dual track a sale by utilizing both our personalized listing services while also having our initial cash offer as a backup option, typically for up to 60 days.

We typically acquire homes directly from individual sellers. After purchasing the home, we make necessary repairs and upgrades before listing it for sale on our platforms and Multiple Listing Services (“MLS”). We resell these homes to both individual consumer and institutional investor buyers. Currently, revenues from home sales we purchase through our “Express” cash offer are our primary source of revenue; however, we expect greater contribution from our “Flex” offering as we drive expansion of this offering and from ancillary services in the future as our full product offering expands and matures.

Offers

We generate demand for our services through traditional media, digital media, organic referral, and partnership channels. Partnership channels include relationships with homebuilders, brokerages, and complementary industry partners. Interested home sellers visit our desktop or mobile website or app and fill out a short questionnaire about their home. If the home fits our eligible criteria, an Offerpad employee will reach out within 24 hours via email, phone, or text to deliver and discuss Offerpad’s cash purchase offer and review any other services that may be of interest to the customer, including our Flex listing and buyer representation services and our mortgage solutions offerings. If a customer chooses to list their home with Offerpad Flex, once a customer sells a home directly to a buyer using Flex, we earn a service fee, typically as a percentage of the sales price of the home.

Home Acquisition and Renovation

Once the offer is received and reviewed by the customer, if they choose to proceed, a purchase contract is generated and signed. If the customer is represented by a third party agent, we work directly with such agent in addition to paying the agent’s fee. Upon signing, an Offerpad employee and a third-party inspector visit the home (either virtually or in person) to verify the information gathered during underwriting and identify any necessary repairs. Once repairs are agreed upon (if any), the homeowner chooses the closing date that meets their needs. The ability to choose the closing date is a very important feature, as it allows the homeowner to close around buying their next home or other influential events.

If renovations were deemed necessary in the underwriting process, an Offerpad Project Manager will begin coordinating the renovation after we close on the home purchase. We utilize a mix of Offerpad employed foreman and crew members as well as third-party specialists to execute necessary renovations. Our renovation strategy is focused on maximizing return through accretive upgrades and ensuring the home is in list-ready condition and is continually refined based on market level trends. We actively manage our vendor network through quality, cost, and timeliness evaluations.

Home Resale

Post-renovation, an Offerpad employee completes a final walkthrough to ensure the renovation was performed according to plan and quality specifications. Efficiently turning over our inventory is important as we incur holding costs (including property taxes, insurance, utilities, and homeowner association dues) and financing costs while we own the home. However, we routinely make strategic decisions or offer services that are designed to generate improved returns even if resulting in an increase in average inventory holding period. In order to minimize the sales period, we market our homes across a wide variety of websites and platforms to generate buyer demand. This includes the Offerpad website and mobile app, local MLS, and syndication across online real estate portals.

Prior to listing the home for sale, an Offerpad Asset Manager will reevaluate the current market and comparable properties using the same underwriting technology as is used in the buying process to price the home accordingly. Our acquisition and resale teams work closely to ensure market level trends are captured and anticipated in pricing decisions. The ultimate goal during the resale process is to maximize return on investment when considering pricing and holding periods.

Once a purchase offer is received on a home, we enter into negotiations with the buyer and upon agreement of price, terms and conditions, we enter into a purchase contract. If the buyer is represented by an agent, we work directly with the agent. The buyer then conducts a customary inspection of the home and takes possession of the home upon funding and closing. We pay agent commissions for home buyers out of funds received at closing.

Factors Affecting Our Performance

Market Penetration in Existing Markets

Residential real estate is one of the largest industries with roughly $1.9 trillion in value of homes transacted in 2020 and is highly fragmented with over 100,000 brokerages, according to the National Association of Realtors (NAR) as of 2019. In 2020, we estimate that we captured roughly 0.4% market share across our 14 active markets. Given the high fragmentation, we believe that bringing a solution center approach to the market with multiple buying and selling services to meet the unique needs of customers could lead to continued market share growth and accelerated adoption of the digital model. We have demonstrated higher market share in certain markets, providing the backdrop to grow our overall market penetration as our offerings expand and evolve. By providing a consistent, transparent, and unique experience, we expect to continue to build upon our past success and further strengthen our brand and consumer adoption.

Expansion into New Markets

Since our launch in 2015, we have expanded into 14 markets as of the end of 2020, and during the first quarter of 2021, we announced the addition of two new markets. In July 2021, we announced that we had expanded into Indianapolis, Indiana, and we have also announced plans to expand into four additional markets – St. Louis, Missouri; Kansas City, Missouri; Columbus Ohio; and Columbia, South Carolina – before the end of 2021. The following table represents the number of markets as of the periods presented:

	June 30,	December 31,
(in whole numbers)	2021	2020	2019	2018
Number of markets (at period end)	16	14	12	10

Our 16 markets as of June 30, 2021 cover roughly 18% of the 5.6 million existing home transactions in 2020 in the United States. Given this current coverage, we believe there is significant opportunity to both increase market penetration in our existing markets and to grow our business through new market expansion, although new market expansion typically generates lower initial margins as we begin operations that increase as we scale volumes. Also, because of our strategic approach to renovations, as well as the listing and buyer representation of our Flex product, we believe a significant portion of the total addressable market is serviceable with our business model.

While we intend to be flexible in assessing market entry points, we will generally look to expand into new markets with qualities similar to our existing markets, including median price point, annual transaction count, as well as strong presence of new homebuilders and single-family rental companies. We believe the scale and versatility of our platform will allow us to continue to expand into new markets, with our primary barriers to entry consisting largely of capital needed to expand operations and the tendency of consumers to adopt our real estate offerings.

Ancillary Products and Services

Core to our long-term strategy is a suite of offerings to meet the unique needs of our customers. As such, we view adding both additional products and services as well as additional product specific features as critical to supporting this strategy. We aim to deliver our offerings to customers in a smooth, efficient, digital driven platform, focused on transparency and ease of use. The primary goals is to be able to offer multiple services tied to the core real estate transaction, allowing customers to bundle and save. Although further developing these products and services will require significant investment, growing our current offerings and offering additional ancillary products and services, potentially including stand-alone remodel services, energy efficiency solutions, smart home technology, insurance, moving services, and home warranty services, we believe will strengthen our unit economics and allow us to better optimize pricing. Generally, the revenue and margin profiles of our ancillary products and services are different from our “Express” offering that accounts for the vast majority of our revenue, with most ancillary products and services having a smaller average revenue per transaction than our “Express” offering, but a higher margin.

Below is a summary of our current ancillary products and services:

•	Offerpad Flex

•

Concierge Listing Service: While partnering with Offerpad, the customer will be provided with complementary list-ready services to prepare their home for market, such as carpet cleaning, landscape and pool maintenance, and handyman services. Customers also have the ability to utilize Offerpad’s renovation advance program to complete strategic upgrades to maximize the resale value of the home.

•

Buying Service: Whether a customer sells to Offerpad via Express or lists with Offerpad via Flex, they have the ability to work with an Offerpad Solutions Expert—our dedicated in-house agents— to assist with purchasing a new home.

•

Offerpad Home Loans (“OPHL”): We historically offered in-house mortgage solutions through OPHL, our online joint venture whereby our joint venture partner would underwrite and fund the loans originated by OPHL. Currently, we provide access to mortgage solutions through a preferred provider and we are transitioning to a more traditional brokerage model which will be through a wholly owned subsidiary.

•

Title and Escrow: To deliver title and escrow closing services, we have a national relationship with a leading title and escrow company, through which we are able to leverage our size and scale to provide exceptional service with favorable economics.

Unit Economics

We view Contribution Margin and Contribution Margin after Interest (see “—Non-GAAP Financial Measures”) as key performance indicators for unit economic performance, which are currently primarily driven by our Express transactions. Future financial performance improvements are expected to be driven by expanding unit level margins through initiatives such as:

•	continued optimization of acquisition, renovation, and resale processes, as we expand our market footprint and increase penetration in existing markets;

•	effectively increasing our Flex business alongside the Express business, optimizing customer engagement and increasing conversion of requests for home purchases; and

•	introducing and scaling additional ancillary services to complement our core Express and Flex products.

Operating Leverage

We utilize our technology and product teams to design systems and workflows to make our operations teams more efficient and able to support and scale with the business. Many positions are considered volume based, and as we continue to grow, we focus on developing more automation tools to gain additional leverage. Additionally, as we continue to grow the business, we expect to be able to gain operating leverage on portions of our cost structure that are more fixed in nature as opposed to purely variable. These types of cost include general and administrative expenses and certain marketing and information technology expenses, which grow at a slower pace than proportional to revenue growth.

Inventory Financing

Our business model requires significant capital to purchase inventory homes. Inventory financing is a key enabler to our growth and we rely on our non-recourse asset-backed financing facilities, which consist of senior and mezzanine secured credit facilities to finance our home purchases. The loss of adequate access to these types of facilities, or the inability to maintain these types of facilities on favorable terms, would impair our performance. See “—Liquidity and Capital Resources—Financing Activities.”

Seasonality

The residential real estate market is seasonal and varies from market to market. Typically, the greatest number of transactions occur in the spring and summer, with fewer transactions occurring in the fall and winter. Our financial results, including revenue, margins, inventory, and financing costs, have historically had seasonal characteristics generally consistent with the residential real estate market, a trend we expect to continue in the future.

Risk Management

Our business model is based upon acquiring homes at a price which will allow us to provide a competitive offer to the consumer, while being able to add value through the renovation process, and relist the home so that it sells at a profit and in a relatively short period of time. We have invested significant resources into our underwriting and asset management systems. Our software engineering and data science teams focus on underwriting accuracy, portfolio health, and workflow optimization. This allows us to properly assess and adjust to changes in the local housing market conditions based on our technology, analysis and local real estate experience, in order to mitigate our risk exposure.

•

We are able to manage our portfolio risk in part by our ability to manage holding periods for our inventory. Traditionally resale housing pricing moves gradually through cycles; therefore, shorter inventory holding periods limit pricing exposure. As we have increased our scale and improved our workflow optimization, our average inventory holding period of homes sold improved from 138 days in 2016 to 95 days in both 2019 and 2020, reducing our pricing risk from holding aged inventory.

•

Our underwriting tools are constantly updated with inputs from third party data sources, proprietary data sources as well as internal data to adjust to the latest market conditions. This limits pricing exposure to homes previously acquired and not under contract to be resold. Typically, a large portion of our inventory is under contract to be sold at any given time.

•	Our listed homes are in market-ready and move-in ready condition following the repairs and renovations we conduct.

As of June 30, 2021, we operated in 16 markets in the United States, which diversifies our footprint and inventory concentration, and mitigates the impact of local market supply and demand dynamics.

Non-GAAP Financial Measures

In addition to our results of operations below, we report certain financial measures that are not required by, or presented in accordance with, U.S. generally accepted accounting principles (“GAAP”). These measures have limitations as analytical tools when assessing our operating performance and should not be considered in isolation or as a substitute for GAAP measures, including gross profit and net income. We may calculate or present our non-GAAP financial measures differently than other companies who report measures with similar titles and, as a result, the non-GAAP financial measures we report may not be comparable with those of companies in our industry or in other industries.

Adjusted Gross Profit, Contribution Profit, and Contribution Profit After Interest (and related margins)

To provide investors with additional information regarding our margins, we have included Adjusted Gross Profit, Contribution Profit, and Contribution Profit After Interest (and related margins), which are non-GAAP financial measures. We believe that Adjusted Gross Profit, Contribution Profit, and Contribution Profit After Interest are useful financial measures for investors as they are used by management in evaluating unit level economics and operating performance across our markets. Each of these measures is intended to present the economics related to homes sold during a given period. We do so by including revenue generated from homes sold (and ancillary services) in the period and only the expenses that are directly attributable to such home sales, even if such expenses were recognized in prior periods, and excluding expenses related to homes that remain in inventory as of the end of the period presented. Contribution Profit provides investors a measure to assess Offerpad’s ability to generate returns on homes sold during a reporting period after considering home acquisition costs, renovation and repair costs, and adjusting for holding costs and selling costs. Contribution Profit After Interest further impacts gross profit by including interest costs (including senior and mezzanine secured credit facilities) attributable to homes sold during a reporting period. We believe these measures facilitate meaningful period over period comparisons and illustrate our ability to generate returns on assets sold after considering the costs directly related to the assets sold in a presented period.

Adjusted Gross Profit, Contribution Profit and Contribution Profit After Interest (and related margins) are supplemental measures of our operating performance and have limitations as analytical tools. For example, these measures include costs that were recorded in prior periods under GAAP and exclude, in connection with homes held in inventory at the end of the period, costs required to be recorded under GAAP in the same period.

Accordingly, these measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We include a reconciliation of these measures to the most directly comparable GAAP financial measure, which is gross profit.

Adjusted Gross Profit / Margin

We calculate Adjusted Gross Profit as gross profit under GAAP adjusted for (1) net inventory impairment plus (2) interest expense associated with homes sold in the presented period and recorded in cost of revenue. Net inventory impairment is calculated by adding back the inventory impairment charges recorded during the period on homes that remain in inventory at period end and subtracting the inventory impairment charges recorded in prior periods on homes sold in the current period. We define Adjusted Gross Margin as Adjusted Gross Profit as a percentage of revenue.

We view this metric as an important measure of business performance, as it captures gross margin performance isolated to homes sold in a given period and provides comparability across reporting periods. Adjusted Gross Profit helps management assess performance across the key phases of processing a home (acquisitions, renovations, and resale) for a specific resale cohort.

Contribution Profit / Margin

We calculate Contribution Profit as Adjusted Gross Profit, minus (1) direct selling costs incurred on homes sold during the presented period, minus (2) holding costs incurred in the current period on homes sold during the period recorded in sales, marketing, and operating, minus (3) holding costs incurred in prior periods on homes sold in the current period recorded in sales, marketing, and operating, plus (4) other income which historically is primarily comprised of net income to us from the investment related to our OPHL operations. The composition of our holding costs is described in the footnotes to the reconciliation table below. We define Contribution Margin as Contribution Profit as a percentage of revenue.

We view this metric as an important measure of business performance as it captures the unit level performance isolated to homes sold in a given period and provides comparability across reporting periods. Contribution Profit helps management assess inflows and outflow directly associated with a specific resale cohort.

Contribution Profit / Margin After Interest

We define Contribution Profit After Interest as Contribution Profit, minus (1) interest expense associated with homes sold in the presented period and recorded in cost of revenue, minus (2) interest expense associated with homes sold in the presented period, recorded in costs of sales, and previously excluded from Adjusted Gross Profit, and minus (3) interest expense under our senior and mezzanine secured credit facilities incurred on homes sold during the period. This includes interest expense recorded in prior periods in which the sale occurred. Our senior and mezzanine secured credit facilities are secured by our homes in inventory and drawdowns are made on a per-home basis at the time of purchase and are required to be repaid at the time the homes are sold. See “—Liquidity and Capital Resources—Financing Activities.” We define Contribution Margin After Interest as Contribution Profit After Interest as a percentage of revenue.

We view this metric as an important measure of business performance. Contribution Profit After Interest helps management assess Contribution Margin performance, per above, when fully burdened with costs of financing.

The following table presents a reconciliation of our Adjusted Gross Profit, Contribution Profit and Contribution Profit After Interest to our gross profit, which is the most directly comparable GAAP measure, for the periods indicated:

OFFERPAD, INC.

RECONCILIATION OF GAAP TO NONPGAAP MEASURES

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
(in thousands, except percentages and homes sold, unaudited)	2021	2020	2021	2020	2020	2019	2018
Gross profit (GAAP)	$50,864	$17,861	$84,401	$42,759	$87,779	$74,387	$65,861
Gross margin	13.4%	6.2%	12.7%	6.5%	8.2%	6.9%	7.7%
Homes sold	1,259	1,166	2,277	2,683	4,281	4,680	3,666
Gross profit per home sold	40.4	15.3	37.1	15.9	20.5	15.9	18.0
Adjustments:
Inventory impairment - current period (1)	177	311	189	421	160	842	2,272
Inventory impairment - prior period (2)	(95)	(1,696)	(142)	(833)	(842)	(2,271)	(2,535)
Interest expense capitalized (3)	767	920	1,373	2,140	2,962	6,769	6,194

Adjusted gross profit	51,713	17,396	85,821	44,487	90,059	79,727	71,791
Adjusted gross margin	13.7%	6.1%	13.0%	6.8%	8.5%	7.4%	8.4%
Adjustments:
Direct selling costs (4)	(8,787)	(8,853)	(16,823)	(19,298)	(30,878)	(29,989)	(23,418)
Holding costs on sales - current period (5)(6)	(533)	(865)	(1,161)	(2,954)	(4,419)	(3,709)	(6,779)
Holding costs on sales - prior period (5)(7)	(188)	(1,147)	(214)	(1,352)	(1,393)	(1,249)	(1,167)
Other income (8)	7	269	248	498	834	—	—

Contribution profit	42,212	6,800	67,871	21,381	54,203	44,780	40,428
Contribution margin	11.1%	2.4%	10.2%	3.3%	5.1%	4.2%	4.7%
Homes sold	1,259	1,166	2,277	2,683	4,281	4,680	3,666
Contribution profit per home sold	33.5	5.8	29.8	8.0	12.7	9.6	11.0
Adjustments:
Interest expense capitalized (3)	(767)	(920)	(1,373)	(2,140)	(2,962)	(6,769)	(6,194)
Interest expense on homes sold - current period (9)	(1,345)	(1,506)	(2,826)	(5,709)	(8,500)	(12,940)	(14,547)
Interest expense on homes sold - prior period (10)	(386)	(2,697)	(468)	(4,067)	(4,169)	(2,324)	(2,174)

Contribution profit after interest	39,714	1,677	63,204	9,465	38,572	22,746	17,512
Contribution margin after interest	10.5%	0.6%	9.5%	1.4%	3.6%	2.1%	2.0%
Homes sold	1,259	1,166	2,277	2,683	4,281	4,680	3,666
Contribution profit after interest per home sold	31.5	1.4	27.8	3.5	9.0	4.9	4.8

(1)	Inventory impairment – current period is the inventory valuation adjustments recorded during the period presented associated with homes that remain in inventory at period end.
(2)	Inventory impairment – prior period is the inventory valuation adjustments recorded in prior periods associated with homes that sold in the period presented.
(3)

Interest expense capitalized represents all interest related costs, including senior and mezzanine secured credit facilities, incurred on homes sold in the period presented that were capitalized and expensed in cost of sales at the time of sale.

(4)	Direct selling costs represents selling costs incurred related to homes sold in the period presented. This primarily includes broker commissions and title and escrow closing fees.
(5)	Holding costs primarily include property taxes, insurance, utilities, homeowners association dues, cleaning and maintenance costs.
(6)	Represents holding costs incurred on homes sold in the period presented and expensed to Sales, marketing, and operating on the Consolidated Statements of Operations.
(7)	Represents holding costs incurred in prior periods on homes sold in the period presented and expensed to Sales, marketing, and operating on the Consolidated Statements of Operations.
(8)	Other income in 2020 primarily consists of net income to Offerpad from our historical investment in Offerpad Home Loans. In 2021, other income was earned from the sale of certain fixed assets.
(9)	Represents both senior and mezzanine interest expense incurred on homes sold in the period presented and expensed to interest expense on the Consolidated Statements of Operations.
(10)

Represents both senior and mezzanine secured credit facilities interest expense incurred in prior periods on homes sold in the period presented and expensed to Interest expense on the Consolidated Statements of Operations.

Adjusted EBITDA

We also present Adjusted EBITDA, which is a non-GAAP financial measure, which our management team uses to assess our underlying financial performance. We believe this provides insight into period over period performance, adjusted for non-recurring or non-cash items. We calculate Adjusted EBITDA as GAAP net income (loss) adjusted for interest expense, taxes, amortization of capitalized interest, depreciation and amortization and stock-based compensation expense. We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of revenue.

Adjusted EBITDA is supplemental to our operating performance measures calculated in accordance with GAAP and has important limitations. For example, Adjusted EBITDA excludes the impact of certain costs required to be recorded under GAAP and could differ substantially from similarly titled measures presented by other companies in our industry or companies in other industries. Accordingly, this measure should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.

The following table presents a reconciliation of our Adjusted EBITDA to our GAAP net income (loss), which is the most directly comparable GAAP measure, for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
(in thousands, except percentages, unaudited)	2021	2020	2021	2020	2020	2019	2018
Net income (loss) (GAAP)	$9,190	$(7,390)	$8,957	$(18,855)	$(23,118)	$(51,952)	$(32,937)
Interest expense	2,257	2,418	4,175	7,092	10,031	18,298	18,329
Amortization of capitalized interest (1)	767	920	1,373	2,140	2,962	6,769	6,194
Income tax expense	89	—	89	—	163	254	506
Depreciation and amortization	146	102	277	204	434	377	192
Amortization of share based compensation	649	288	1,263	538	1,363	1,268	893

Adjusted EBITDA	13,098	(3,662)	16,134	(8,881)	(8,165)	(24,986)	(6,823)
Adjusted EBITDA margin	3.5%	(1.3%)	2.4%	(1.4%)	(0.8%)	(2.3%)	(0.8%)

(1)

Amortization of capitalized interest represents all interest related costs, including senior and mezzanine interest related costs, incurred on homes sold in the period presented that were capitalized and expensed in cost of sales at the time of sale.

Components of Our Results of Operations

Revenue

We generate revenue primarily from the sale of homes on the open market. Home sales revenue is recognized at the time of the transaction closing when title to and possession of the property are transferred to the buyer. The amount of revenue recognized for each home sale is equal to the sale price of the home net of resale concessions and credits to the buyer.

Cost of Revenue

Cost of revenue consists of the initial home purchase costs, renovation costs, holding costs and interest incurred prior to the date the home is ready for resale and real estate inventory impairments, if any. These costs are accumulated in real estate inventory during the property holding period and charged to cost of revenue under the specific identification method when the property is sold.

Operating Expenses

Sales, Marketing and Operating Expense

Sales, marketing and operating expense consists of real estate agent commissions for home buyers, advertising, and holding costs on homes incurred after the home is ready for resale, which includes utilities, taxes, maintenance and other costs. Sales, marketing and operating expense also includes headcount expenses in support of sales, marketing, and real estate inventory operations such as salaries, benefits, and stock-based compensation. Sales, marketing and operating expenses are charged to operations as incurred.

General and Administrative Expense

General and administrative expense consists primarily of headcount expenses, including salaries, benefits and stock-based compensation for our executive, finance, human resources, legal and administrative personnel. General and administrative expense also includes third-party professional service fees and rent expense. We expect to incur additional annual expenses as a public company. See “—The Business Combination” above.

Technology and Development Expense

Technology and development expense consists of headcount expenses, including salaries, benefits and stock-based compensation expense for employees and contractors engaged in the design, development, and testing of website applications, mobile applications, and software development. Technology and development expenses are charged to operations as incurred.

Interest Expense

Interest expense consists primarily of interest on borrowings, including amortization of debt issuance costs related to our secured credit facilities, and other notes payable. Borrowings on certain of these secured credit facilities accrue interest at a rate based on a LIBOR reference rate plus a margin. We expect our interest expense to increase as we build our inventory and expand into additional markets.

Other (Income) Expense, net

Other (income) expense, net consists primarily of the share of income from the investment related to OPHL.

Income Tax Expense

We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets (“DTAs”) and deferred tax liabilities (“DTLs”) for the expected future tax consequences of events that have been included in our consolidated financial statements. Under this method, we determine DTAs and DTLs on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on DTAs and DTLs is recognized in income in the period that includes the enactment date.

Management assessed the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of the existing DTAs. A significant piece of objective negative evidence evaluated was the cumulative loss incurred over the three-year period ended December 31, 2020. Such objective evidence limits the ability to consider other subjective evidence, such as our projections for future growth. On the basis of this evaluation, we recorded a full valuation allowance against the net DTAs as of June 30, 2021 and December 31, 2020 and 2019.

The amount of the DTA considered realizable, however, could be adjusted if estimates of future taxable income during the carryforward period are reduced or increased or if objective negative evidence in the form of cumulative losses is no longer present and additional weight is given to subjective evidence such as our projections for growth. If we determine that we would be able to realize our DTAs in the future in excess of their net recorded amount, we would make an adjustment to the DTA valuation allowance, which would reduce our provision for income taxes.

Results of Operations

The following details our consolidated results of operations and includes a discussion of our operating results and significant items explaining the material changes in our operating results during the three and six months ended June 30, 2021 compared to the three and six months ended June 30, 2020:

	Three Months Ended June 31,				Six Months Ended June 31,
	2021	2020	$ Change	% Change	2021	2020	$ Change	% Change
	(in thousands, except percentages)				(in thousands, except percentages)
Revenue	$378,647	$287,007	$91,640	31.9%	$662,619	$654,662	$7,957	1.2%
Cost of revenue	327,783	269,146	58,637	21.8%	578,218	611,903	(33,685)	-5.5%

Gross profit	50,864	17,861	33,003	*	84,401	42,759	41,642	97.4%

Operating expenses:
Sales, marketing and operating	31,595	17,547	14,048	80.1%	56,671	42,976	13,695	31.9%
General and administrative	5,137	3,862	1,275	33.0%	9,871	8,223	1,648	20.0%
Technology and development	2,603	1,692	911	53.8%	4,886	3,821	1,065	27.9%

Total operating expenses	39,335	23,101	16,234	70.3%	71,428	55,020	16,408	29.8%

Income (loss) from operations	11,529	(5,240)	16,769	*	12,973	(12,261)	25,234	*
Interest expense	(2,257)	(2,418)	(161)	-6.7%	(4,175)	(7,092)	(2,917)	-41.1%
Other income, net	7	268	(261)	-97.4%	248	498	(250)	-50.2%

Income (loss) before income taxes	9,279	(7,390)	16,669	*	9,046	(18,855)	27,901	*
Income tax expense	(89)	—	(89)	*	(89)	—	(89)	*

Net Income (loss)	$9,190	$(7,390)	$16,580	*	$8,957	$(18,855)	$27,812	*

*	Not meaningful

Three Months Ended June 30, 2021 Compared to Three Months Ended June 30, 2020

Revenue

Revenue increased by $91.6 million, or 31.9%, to $378.6 million for the three months ended June 30, 2021 compared to the three months ended June 30, 2020. The increase was primarily attributable to a higher average sales price, and higher sales volumes. The average resale home price increased by 20% from $248,000 in the three months ended June 30, 2020 to $298,000 in the three months ended June 30, 2021. Additionally, we sold 1,259 homes during the three months ended June 30, 2021 compared to 1,166 homes during the three months ended June 30, 2020, representing an increase of 8%. These increases were the result of the increase in number of markets due to our strategic market expansion plans, increase in existing market penetration, and favorable housing market conditions across our markets in the three months ended June 30, 2021.

Cost of Revenue and Gross Profit

Cost of revenue increased by $58.6 million, or 21.8%, to $327.8 million for the three months ended June 30, 2021 compared to the three months ended June 30, 2020. This increase was primarily attributable to a higher average home acquisition price, and higher sales volumes.

Gross profit margins improved to 13.4% for the three months ended June 30, 2021 compared to 6.2% for the three months ended June 30, 2020. Gross margin improvement was primarily due to attaining higher resale prices as a result of favorable housing market conditions across our markets in the three months ended June 30, 2021.

Sales, Marketing and Operating

Sales, marketing and operating expense increased by $14.0 million, or 80.1%, to $31.6 million for the three months ended June 30, 2021 compared to the three months ended June 30, 2020. The increase was primarily attributable to a $10.7 million increase in advertising expense as we continued to increase our marketing efforts in the three months ended June 30, 2021, and higher employee compensation costs associated with increased employee headcount compared to the prior year quarter as we largely suspended marketing efforts in the second quarter of 2020 in response to the COVID-19 pandemic.

General and Administrative

General and administrative expense increased by $1.3 million, or 33.0%, to $5.1 million for the three months ended June 30, 2021 compared to the three months ended June 30, 2020. The increase was primarily attributable to higher employee compensation costs associated with increased employee headcount as a result of the current and expected future growth in the business.

Technology and Development

Technology and development expense increased by $0.9 million, or 53.8%, to $2.6 million for the three months ended June 30, 2021 compared to the three months ended June 30, 2020. The increase was primarily attributable to higher employee compensation costs associated with increased employee headcount as a result of the current and expected future growth in the business.

Interest Expense

Interest expense decreased by $0.2 million, or 6.7%, to $2.3 million for the three months ended June 30, 2021 compared to the three months ended June 30, 2020. The decrease was primarily attributable to a reduction in interest rate spreads associated with our senior secured credit facilities, which was partially offset by an increase in the average outstanding balance of our senior secured credit facilities due to an increase in real estate inventory funded by the facilities.

Other Income, Net

Other income, net was nominal during the three months ended June 30, 2021. Other income, net during the three months ended June 30, 2020 principally represents income derived from home loans processed under our investment in OPHL.

Income Tax Expense

Our effective tax rate was 1.0% for the three months ended June 30, 2021 and 0% for the three months ended June 30, 2020. Our effective tax rate during the three months ended June 30, 2021 differed from the federal statutory rate of 21% primarily due to changes in the valuation allowance, stock compensation, and state taxes. We record a full valuation allowance on our DTAs, such that our income tax expense reflects only state taxes which are revenue or commerce based.

Six Months Ended June 30, 2021 Compared to Six Months Ended June 30, 2020

Revenue

Revenue increased by $8.0 million, or 1.2%, to $662.6 million for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The increase was primarily attributable to a higher average sales price as a result of favorable housing market conditions across our markets in the six months ended June 30, 2021, partially offset by a decrease in homes sold. The average resale home price increased by 17% from $246,000 in the six months ended June 30, 2020 to $289,000 in the six months ended June 30, 2021. This increase was partially offset by lower sales volumes, reflecting the decline in our inventory levels as a result of our slowdown in home acquisitions due to the COVID-19 pandemic. See “ — Business Impact of COVID-19.” We sold 2,277 homes during the six months ended June 30, 2021 compared to 2,683 homes during the six months ended June 30, 2020, representing a decrease of 15%.

Cost of Revenue and Gross Profit

Cost of revenue decreased by $33.7 million, or 5.5%, to $578.2 million for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. This decrease was primarily attributable to lower sales volumes, which was partially offset by a higher average home acquisition price.

Gross profit margins improved to 12.7% for the six months ended June 30, 2021 compared to 6.5% for the six months ended June 30, 2020. Gross margin improvement was primarily due to attaining higher resale prices as a result of favorable housing market conditions across our markets in the six months ended June 30, 2021.

Sales, Marketing and Operating

Sales, marketing and operating expense increased by $13.7 million, or 31.9%, to $56.7 million for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The increase was primarily attributable to a $14.2 million increase in advertising expense as we increased our marketing efforts in the six months ended June 30, 2021 after a reduction in advertising cost in the second quarter of 2020, as we largely suspended marketing efforts in response to the COVID-19 pandemic, and higher employee compensation costs associated with increased employee headcount. This increase was partially offset by a decrease in commissions and property carry costs, attributable to lower sales volumes.

General and Administrative

General and administrative expense increased by $1.6 million, or 20.0%, to $9.9 million for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The increase was primarily attributable to higher employee compensation costs associated with increased employee headcount as a result of the current and expected future growth in the business.

Technology and Development

Technology and development expense increased by $1.1 million, or 27.9%, to $4.9 million for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The increase was primarily attributable to higher employee compensation costs associated with increased employee headcount as a result of the current and expected future growth in the business.

Interest Expense

Interest expense decreased by $2.9 million, or 41.1%, to $4.2 million for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The decrease was primarily attributable to a reduction in interest rate spreads associated with our senior secured credit facilities, which was partially offset by an increase in the average outstanding balance of our senior secured credit facilities due to an increase in real estate inventory funded by the facilities.

Other Income, Net

Other income, net during the six months ended June 30, 2021 principally represents a gain from the disposal of fixed assets. Other income, net during the six months ended June 30, 2020 principally represents income derived from home loans processed under our investment in OPHL.

Income Tax Expense

Our effective tax rate was 1.0% for the six months ended June 30, 2021 and 0% for the six months ended June 30, 2020. Our effective tax rate during the six months ended June 30, 2021 differed from the federal statutory rate of 21% primarily due to changes in the valuation allowance, stock compensation, and state taxes. We record a full valuation allowance on our DTAs, such that our income tax expense reflects only state taxes which are revenue or commerce based.

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

The following table sets forth a summary of our consolidated results of operations for the years indicated, and the changes between periods:

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands, except percentages)
Revenue	$1,064,257	$1,075,882	$(11,625)	-1.1%
Cost of revenue	976,478	1,001,495	(25,017)	-2.5%

Gross profit	87,779	74,387	13,392	18.0%

Operating expenses:
Sales, marketing and operating	76,786	85,226	(8,440)	-9.9%
General and administrative	17,481	15,111	2,370	15.7%
Technology and development	7,270	7,450	(180)	-2.4%

Total operating expenses	101,537	107,787	(6,250)	-5.8%

Loss from operations	(13,758)	(33,400)	19,642	-58.8%
Interest expense	(10,031)	(18,298)	8,267	-45.2%
Other income, net	834	—	834	100.0%

Loss before income taxes	(22,955)	(51,698)	28,743	-55.6%
Income tax expense	(163)	(254)	91	-35.8%

Net loss	$(23,118)	$(51,952)	$28,834	-55.5%

Revenue

Revenue decreased by $11.6 million, or 1%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The decrease in revenue was primarily attributable to lower sales volumes, reflecting the decline in our inventory levels in response to the COVID-19 pandemic, partially offset by a higher average sales price. See “ — Business Impact of COVID-19”. We sold 4,281 homes during the year ended December 31, 2020, compared to 4,680 homes during the year ended December 31, 2019, representing a decrease of 8.5%, while the average resale home price increased by 7.3% from $232,000 in the year ended December 31, 2019 to $249,000 in the current year as a result of favorable housing market conditions across our markets in the second half of the year.

From late March 2020 until May 2020, we temporarily paused home buying in all markets in response to local public health orders following the outbreak of the COVID-19 pandemic. As a result, we experienced lower inventory levels and had fewer homes available for resale. Accordingly, revenue for the second and third quarters was negatively impacted. Though revenue was down year over year in the fourth quarter, we did generate to a 20% sequential increase in revenue from the third to the fourth quarter of 2020 and expect to continue rebuilding our home inventory throughout 2021. As our revenues are dependent on inventory levels available for sale, we expect our near-term revenues to be impacted due to limited inventory. See “ —Business Impact of COVID-19” above.

Cost of Revenue and Gross Profit

Cost of revenue decreased by $25.0 million, or 3%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This decrease in cost of revenue was primarily attributable to lower sales volumes, reflected in the decline in our inventory levels as a result of our slowdown in home acquisitions due to the COVID-19 pandemic.

Gross profit margins improved to 8.2% for year ended December 31, 2020 compared to 6.9% for the year ended December 31, 2019. Gross margin improvement was primarily due to attaining higher resale prices as a result of favorable housing market conditions across our markets in the second half of the year.

Sales, Marketing and Operating

Sales, marketing and operating expense decreased by $8.4 million, or 10%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The decrease was primarily attributable to a $5.8 million decrease in advertising expense, as we largely suspended marketing efforts in the second quarter of 2020 in response to the COVID-19 pandemic. In addition, personnel expenses decreased by $2.6 million due to headcount reductions, as a result of temporarily pausing home acquisitions in 2020.

General and Administrative

General and administrative expense increased by $2.4 million, or 16%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase was primarily attributable to an increase in the annual management incentive plan expense based on better financial performance compared to the prior year achievement.

Technology and Development

Technology and development expense decreased by $0.2 million, or 2%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The decrease was attributable to a $0.2 million decrease in personnel expense and $0.3 million decrease in temporary labor and placement fees due to the COVID-19 pandemic. This decrease was partially offset by a $0.4 million increase in software expenses.

Interest Expense

Interest expense decreased by $8.3 million, or 45%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The decrease was primarily attributable to a 28% decrease in the average outstanding balance of our senior secured credit facilities due to the reduction in inventory levels as a result of our initial response to the COVID-19 pandemic. The decrease was also driven by a favorable reduction in interest rate spreads associated with our senior secured credit facilities.

Other Income, Net

Other income, net increased by $0.8 million, or 100%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase was attributable to additional income derived from the investment in OPHL due to the increased number of home loans processed in 2020.

Income Tax Expense

Income tax expense decreased by a nominal amount for the year ended December 31, 2020 compared to the year ended December 31, 2019. We record a full valuation allowance on our DTAs, such that our income tax expense reflects only state taxes which are revenue or commerce based.

Management assessed the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of the existing DTAs. A significant piece of objective negative evidence evaluated was the cumulative loss incurred over the three-year period ended December 31, 2020. Such objective evidence limits the ability to consider other subjective evidence, such as our projections for future growth. On the basis of this evaluation, we recorded a full valuation allowance against the net DTAs as of December 31, 2020, 2019 and 2018.

Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

The following table sets forth a summary of our consolidated results of operations for the years indicated, and the changes between periods:

	Year Ended December 31,
	2019	2018	$ Change	% Change
	(in thousands, except percentages)
Revenue	$1,075,882	$855,961	$219,921	25.7%
Cost of revenue	1,001,495	790,100	211,395	26.8%

Gross profit	74,387	65,861	8,526	12.9%

Operating expenses:
Sales, marketing and operating	85,226	64,695	20,531	31.7%
General and administrative	15,111	11,550	3,561	30.8%
Technology and development	7,450	3,718	3,732	100.4%

Total operating expenses	107,787	79,963	27,824	34.8%

Loss from operations	(33,400)	(14,102)	(19,298)	136.8%
Interest expense	(18,298)	(18,329)	31	-0.2%

Loss before income taxes	(51,698)	(32,431)	(19,267)	59.4%
Income tax expense	(254)	(506)	252	-49.8%

Net loss	(51,952)	(32,937)	(19,015)	57.7%

Revenue

Revenue increased by $219.9 million, or 26%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. The increase in revenue was primarily attributable to an increase in sales volume. We sold 4,680 homes during the year ended December 31, 2019, compared to 3,666 homes during the year ended December 31, 2018, representing an increase of 28%, while the average resale home price decreased 1.5% from $235,000 in the year ended December 31, 2018, to $232,000 in the year ended December 31, 2019, due to higher volumes of sales coming from lower price point markets.

Cost of Revenue and Gross Profit

Cost of revenue increased by $211.4 million, or 27%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. This increase in cost of revenue was primarily attributable to higher sales volumes and is consistent with the percentage increase in revenue period over period.

Gross profit margins were 6.9% and 7.7% for the years ended December 31, 2019 and December 31, 2018, respectively. Gross margin decreased primarily due to the addition of four new markets launched in late 2018 and early 2019, which typically generate lower initial margins as we begin operations and increase as we scale volumes.

Sales, Marketing, and Operating.

Sales, marketing and operating expense increased by $20.5 million, or 32%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. The increase was primarily attributable to $11.4 million increase in personnel expenses due to headcount expansion related to our volume growth. In addition, buyer agent commissions increased $6.5 million due to higher sale volumes. Advertising expense increased $2.6 million as we expanded and developed our brand in new and existing markets.

General and Administrative.

General and administrative expense increased by $3.6 million, or 31%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. The increase was primarily attributable to $1.7 million in personnel expenses associated with additional headcount and a $0.9 million increase in support services and equipment for employees, both driven by overall company growth.

Technology and Development.

Technology and development expense increased by $3.7 million, or 100%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. The increase was primarily attributable to a $3.3 million increase in personnel expenses to continue developing and improving products and services for our customers.

Interest Expense

Interest expense was generally consistent over the presented periods. Although we had an increase in inventory levels from 2018 to 2019, we had a greater mix of inventory financed through a lower cost senior secured credit facility. We also experienced a decrease in the average days in which we owned inventory in 2019 compared to 2018, which was a result of operational efficiencies achieved in the current period.

Income Tax Expense

Income tax expense decreased by $0.3 million, or 50%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. We record a full valuation allowance on our DTAs, therefore our income tax expense reflects only state taxes which are revenue or commerce based.

Liquidity and Capital Resources

Overview

Cash and cash equivalents balances consist of operating cash on deposit with financial institutions. To preserve our liquidity in response to the COVID-19 pandemic, we temporarily paused hiring, the majority of our advertising spend and reduced other discretionary spending. During the second half of 2020, we began to increase our hiring and marketing and advertising activities and expect to continue to increase these activities throughout 2021. Additionally, we paused home buying in late March 2020; however, we resumed buying in all of our markets as of May 2020.

Our principal sources of liquidity have historically consisted of cash generated from our operations and financing activities. As of June 30, 2021, we had cash and cash equivalents of $44.6 million, an undrawn borrowing capacity of $85.8 million under our senior secured credit facilities and an undrawn borrowing capacity of $11.4 million under our mezzanine secured credit facilities (as described further below).

We generated net income during the three and six months ended June 30, 2021. However, we have incurred losses each year from inception through December 31, 2020 and may incur additional losses in the future. We continue to invest in the development and expansion of our operations. These investments include improvements in infrastructure and a continual improvement to our software, as well as investments in sales and marketing as we expand into new markets.

We expect our working capital requirements to continue to increase in the immediate future, as we seek to increase our inventory and expand into more markets across the United States. We believe our cash on hand, in addition to the cash we expect to obtain as a result of the business combination, PIPE Investment and SPNV Forward Purchase Agreement, together with cash we expect from our operations from future borrowings under our secured credit facilities, will be sufficient to meet our short-term and long-term working capital and capital expenditure requirements. However, our ability to fund our working capital and capital expenditure requirements will depend in part on general economic, financial, competitive, legislative, regulatory and other conditions that may be beyond our control. Depending on these and other market conditions, we may seek additional financing. Volatility in the credit markets may have an adverse effect on our ability to obtain debt financing. If we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of our common stock, or may require us to agree to unfavorable terms, and our existing stockholders may experience significant dilution.

Financing Activities

Our financing activities include borrowing under our short-term senior secured credit facilities, short-term mezzanine secured credit facilities and new issuances of equity. Historically, we have required access to external financing resources in order to fund growth, expansion into new markets and strategic initiatives, and we expect this to continue in the future. Our access to capital markets can be impacted by factors outside our control, including economic conditions.

Buying and selling high-valued assets, such as single-family residential homes, is very cash intensive and has a significant impact on our liquidity and capital resources. We primarily use non-recourse secured credit facilities, consisting of both senior secured credit facilities and mezzanine secured credit facilities, to finance a significant portion of our real estate inventory and related home renovations. Some of our secured credit facilities, however, are not fully committed, meaning the applicable lender may not be obligated to advance new loan funds if they choose not to do so. Our ability to obtain and maintain access to these or similar kinds of credit facilities is significant for us to operate the business.

Senior Secured Credit Facilities

The following table summarizes certain details related to our senior secured credit facilities outstanding as of June 30, 2021 (in thousands, except interest rates):

As of June 30, 2021	Borrowing Capacity	Outstanding Amount	Weighted- Average Interest Rate	Maturity Date
Senior secured credit facility with a financial institution	$250,000	$229,390	2.60%	August 2022
Senior secured credit facility with a related party	225,000	159,810	4.12%	December 2022

	$475,000	$389,200

As of June 30, 2021, we had two senior secured credit facilities that we use to fund the purchase of homes and build our inventory, one with a financial institution and one with a related party, which was our stockholder prior to the Business Combination and remains our stockholder following the Business Combination. Collectively, the total borrowing capacity was $475.0 million. Borrowings on the senior secured credit facility with a financial institution accrue interest at a rate based on a LIBOR reference rate plus a margin of 2.50%. Borrowings on the senior secured credit facility with a related party accrue interest at a rate based on a LIBOR reference rate plus a margin of 4.00%. In July 2021, we amended our senior secured credit facility with a financial institution to increase the borrowing capacity of such senior secured credit facility to $400.0 million.

The borrowings are collateralized by the real estate inventory funded by the senior secured credit facility. The lenders have legal recourse only to the assets securing the debt and do not have general recourse against us with limited exceptions. We have, however, provided limited non-recourse carve-out guarantees under our senior and mezzanine secured credit facilities for certain of the SPEs’ obligations in situations involving “bad acts” by an Offerpad entity and certain other limited circumstances that are generally under our control. Each senior secured facility contains eligibility requirements that govern whether a property can be financed. When we resell a home, the proceeds are used to reduce the corresponding outstanding balance under both the related senior secured credit facility and the mezzanine secured credit facility.

Our senior secured credit facilities include customary negative covenants that, among other things, restrict our ability to incur indebtedness or enter into certain change of control transactions. They also contain customary events of default that would result in the termination of the commitments under the credit facilities and permit the lenders to accelerate payment on outstanding borrowings. As of June 30, 2021, we were in compliance with all covenants under our senior secured credit facilities.

Mezzanine Secured Credit Facilities

In addition to the senior secured credit facilities, we have utilized mezzanine secured credit facilities which are structurally and contractually subordinated to the related senior secured credit facilities. The following table summarizes certain details related to our mezzanine secured credit facilities as of June 30, 2021 (in thousands, except interest rates):

As of June 30, 2021	Borrowing Capacity	Outstanding Amount	Weighted- Average Interest Rate	Maturity Date
Mezzanine credit facility with a related party	$31,250	$28,674	13.00%	February 2023
Mezzanine credit facility with a related party	43,450	34,621	13.00%	December 2022

	$74,700	$63,295

As of June 30, 2021, we had two mezzanine secured credit facilities, both with a related party, which was our stockholder prior to the Business Combination and remains our stockholder following the Business Combination. The mezzanine secured credit facilities have a total borrowing capacity of $74.7 million. Borrowings accrue interest at a rate of 13.00% for both mezzanine secured credit facilities. We reduced the interest rate on the mezzanine secured credit facility with a $43.45 million borrowing capacity from 14.0% to 13.0% in March 2020.

These borrowings are collateralized by a second lien on the real estate inventory funded by the relevant senior secured credit facility. The lenders have legal recourse only to the assets securing the debt, and do not have general recourse against us with limited exceptions. When we resell a home, the proceeds are used to reduce the corresponding outstanding balance under both the related senior secured credit facility and the mezzanine secured credit facility.

Covenants for Senior Secured Credit Facilities and Mezzanine Secured Credit Facilities

The secured credit facilities include customary representations and warranties, covenants and events of default. Financed properties are subject to customary eligibility criteria and concentration limits. The terms of these facilities and related financing documents require us to comply with a number of customary financial and other covenants, such as maintaining certain levels of liquidity, tangible net worth or leverage (ratio of debt to equity). As of June 30, 2021, we were in compliance with all covenants.

Secured Term Loan

On June 30, 2021, we entered into a credit agreement with a related party, under which we borrowed a principal amount of $30.0 million. The loan accrues interest at an annual rate of 12.0%, subject to a default rate of an additional 2.0%, and matures upon the earliest of (i) June 30, 2022, (ii) acceleration of payments under the credit agreement and (iii) one business day following the closing of a transaction (other than certain securitization financings) by us resulting in the receipt of at least $100.0 million in net cash proceeds.

The credit agreement includes customary negative covenants that, among other things, restrict our ability to incur indebtedness or enter into certain change of control transactions. It also contains customary events of default that would result in the termination of the commitment under the credit agreement and permit the lender to accelerate payment on outstanding borrowings.

In August 2021, we entered into an amended credit agreement with the same related party. Under the amended credit agreement, we borrowed a principal amount of $25.0 million, which is in addition to the $30.0 million that was borrowed during June 2021 under the initial credit agreement. The terms and conditions associated with the $25.0 million borrowed under the amended credit agreement, including the interest rate, maturity and covenants, are consistent with the terms and conditions associated with the initial credit agreement.

We used the combined $55.0 million of loan proceeds to continue to fund our ongoing operations through the consummation of the Business Combination. The combined $55.0 million of principal amount of the loan, together with all accrued but unpaid interest, was repaid in connection with the closing of the Merger.

Cash Flows

The following table summarizes our cash flows for the six months ended June 30, 2021 and 2020, and for the years ended December 31, 2020, 2019 and 2018:

	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019	2018
	(in thousands)		(in thousands)
Net cash (used in) provided by operating activities	$(297,530)	$202,960	$154,864	$(108,974)	$(78,687)
Net cash used in investing activities	(3,910)	(11)	(2,858)	(979)	(2,027)
Net cash provided by (used in) financing activities	308,599	(183,859)	(131,147)	122,503	88,764

Net change in cash, cash equivalents and restricted cash	$7,159	$19,090	$20,859	$12,550	$8,050

Operating Activities

Six Months Ended June 30, 2021 and 2020

Net cash provided by (used in) operating activities was $(297.5) million and $203.0 million for the six months ended June 30, 2021 and 2020, respectively. For the six months ended June 30, 2021, net cash used by operating activities primarily due to a $311.8 million increase in real estate inventory as a result of the execution of our growth plan, as well as favorable housing market conditions across our markets. This cash ouflow related to increased inventory levels was partially offset by a $15.3 million increase in accrued liabilities principally attributable to increased marketing and legal and professional obligations accruals, as well as net income of $9.0 million. For the six months ended June 30, 2020, net cash provided by operating activities was primarily due to a $219.5 million decrease in real estate inventory due to a significant reduction in inventory levels as a result of operational changes in light of the COVID-19 pandemic in 2020. This cash inflow was partially offset by a net loss of $18.9 million.

Years Ended December 31, 2020, 2019 and 2018

Net cash provided by (used in) operating activities was $154.9 million, ($109.0) million and ($78.7) million for the years ended December 31, 2020, 2019 and 2018, respectively. In 2020, net cash provided by operating activities increased $263.8 million from 2019, primarily due to $28.8 million reduction in the year over year net loss and a $229.8 million favorable impact from a change in inventory due to a significant reduction in inventory levels as a result of operational changes in light of the COVID-19 pandemic in 2020. In 2019, net cash used in operating activities increased $30.3 million from 2018 primarily due to a $19.0 million increase in the year over year net loss and an unfavorable $7.7 million impact from the change in inventory, due to the business growth experienced during 2019.

Investing Activities

Six Months Ended June 30, 2021 and 2020

Net cash used in investing activities was $3.9 million and $0.1 million during the six months ended June 30, 2021 and 2020 respectively. Net cash used in investing activities during the six months ended June 30, 2021, represents purchases of property and equipment of $5.9 million, which was partially offset by proceeds from sales of property and equipment of $2.0 million. Net cash used in investing activities during the six months ended June 30, 2020 represents nominal purchases of property and equipment.

Years Ended December 31, 2020, 2019 and 2018

Net cash used in investing activities was $2.9 million, $1.0 million and $2.0 million for the years ended December 31, 2020, 2019 and 2018, respectively. The minor fluctuation in net cash used in investing activities each year primarily reflects slight increases or decreases of property and equipment.

Financing Activities

Six Months Ended June 30, 2021 and 2020

Net cash provided by (used in) financing activities was $308.6 million and ($183.9) million during the six months ended June 30, 2021 and 2020 respectively. Net cash provided by financing activities during the six months ended June 30, 2021, primarily consisted of $889.0 million of borrowings from credit facilities and notes payable, which cash inflow was partially offset by ($580.8) million of repayments of credit facilities and notes payable. This net increase in credit facility funding was directly related to financing the increase in inventory during the period. Net cash (used in) financing activities during the six months ended June 30, 2021 primarily consisted of ($608.8) million of repayments of credit facilities and notes payable, which was partially offset by $395.5 million of borrowings from credit facilities and notes payable, and $29.8 million of proceeds from the issuance of Class C preferred stock, net of the common stock repurchases. This net decrease in credit facility funding was directly related to financing the decrease in inventory during the period.

Years Ended December 31, 2020, 2019 and 2018

Net cash provided by (used in) financing activities was ($131.1) million, $122.5 million and $88.8 million for the years ended December 31, 2020, 2019 and 2018, respectively. In 2020, net cash used in financing activities decreased $253.7 million from 2019, primarily due to a $218.9 million reduction in net debt change related to the significant reduction in debt financed inventory levels due to operational changes in light of the COVID-19 pandemic in 2020, and a $34.1 million decrease in proceeds from the issuance of the Class C preferred stock, net of the common stock repurchases. In 2019, net cash provided by financing activities increased $33.7 million from 2018, primarily due to the increase in proceeds from the $32.3 million increase in preferred stock issuances, net of the repurchase of common shares.

Contractual Obligations and Commitments

Contractual obligations are cash amounts that we are obligated to pay as part of certain contracts that we entered into during the normal course of business. Below is a table that shows our contractual obligations as of December 31, 2020:

	Payments Due by Year
	Total	Less than 1 year	1-3 years	3-5 years
(in thousands)	(in thousands)
Senior Secured Credit Facilities (1)	$156,472	$155,819	$653	$—
Mezzanine Secured Credit Facilities (1)	19,912	19,912	—	—
Other Notes Payable (2)	8,619	4,485	4,134	—
Homes Purchase Commitments (3)	228,989	228,989	—	—
Operating Leases (4)	5,212	1,354	3,355	503
Other Contract Commitments (5)	4,567	3,896	667	4

Total	$423,771	$414,455	$8,809	$507

(1)

Represents the principal amounts outstanding as of December 31, 2020. Includes estimated interest payments, calculated using the variable rate in existence at period end over an assumed holding period of 95 days. Borrowings under the senior and mezzanine secured credit facilities are payable as the related inventory is sold. The payments are generally expected to be within one year of December 31, 2020.

(2)	Represents the principal amounts outstanding as of December 31, 2020 and estimated interest payments, calculated using the fixed rates in existence at period end through maturity.
(3)	As of December 31, 2020, we were under contract to purchase 936 homes with a purchase price of $229.0 million.
(4)	Represents future payments for long-term operating leases that have commenced as of December 31, 2020.
(5)	Represents other financial obligations that have commenced as of December 31, 2020.

In February 2021, we amended our senior secured credit facility agreement with a financial institution. The amendment included an increase in borrowing capacity from $200 million to $225 million ($125 million of which is uncommitted) and extended the maturity date to August 2022. In June 2021, we amended our senior secured credit facility agreement with a financial institution to increase the borrowing capacity of such senior secured credit facility to $250 million. In July 2021, we amended our senior secured credit facility agreement with a financial institution to increase the borrowing capacity of such senior secured credit facility to $400 million.

In March 2021, we amended our senior secured and mezzanine secured credit facility agreements with a related party. The amendments included an extension of the maturity date on the mezzanine secured credit facility with a $25.0 million borrowing capacity to February 2023, and an extension of the mezzanine secured credit facility with a borrowing capacity of $43.5 million and the senior secured credit facility to December 2022. In June 2021, we increased the borrowing capacity on the mezzanine secured credit facility that previously had a $25.0 million borrowing capacity to $31.3 million.

In June 2021, we entered into a $30.0 million credit agreement with a related party, which was our stockholder prior to the Business Combination and remains our stockholder following the Business Combination. The credit agreement is used for general corporate purposes and matures at the earlier of, June 30, 2022; an event of default, as defined in the agreement; or one business day after the closing of one or a series of transactions that results in the receipt of at least $100.0 million in net cash proceeds. Borrowings on the credit agreement bear interest annually at 12% and accrued interest is required to be repaid upon the maturity date. The credit agreement is secured with certain intellectual property and related assets of the Company and includes customary representations and warranties, covenants and events of default.

In August 2021, we entered into an amended credit agreement with the same related party. Under the amended credit agreement, we borrowed a principal amount of $25.0 million, which is in addition to the $30.0 million that was borrowed during June 2021 under the initial credit agreement. The terms and conditions associated with the $25.0 million borrowed under the amended credit agreement, including the interest rate, maturity and covenants, are consistent with the terms and conditions associated with the initial credit agreement.

The Company repaid the combined $55.0 million of principal amount of the loan, together with all accrued but unpaid interest, in connection with the closing of the Merger.

Off-Balance Sheet Arrangements

Certain off-balance sheet obligations, such as homes purchase commitments and operating leases, are included in the Contractual Obligations and Commitments table above.

Critical Accounting Policies and Estimates

We prepare our consolidated financial statements in accordance with GAAP. In doing so, we must make estimates and assumptions that affect our reported amounts of assets, liabilities, revenue and expenses, as well as related disclosures of contingent assets and liabilities. To the extent that there are material differences between these estimates and actual results, our financial condition or results of operations would be affected. We base our estimates on experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis. We refer to accounting estimates of this type as critical accounting estimates, which we discuss below.

We have identified the accounting policies discussed below as critical to us. The discussion below is not intended to be a comprehensive list of our accounting policies. Our significant accounting policies are more fully described in Note 2: “Summary of Significant Accounting Policies” to the consolidated financial statements.

Inventory

Inventory consists of acquired homes and are stated at the lower of cost or net realizable value, with cost determined by the specific identification of each home. Costs include initial purchase costs, renovation costs, and holding costs incurred during the renovation period, prior to the home being ready for resale. Selling costs, including commissions and holding costs incurred after the home is ready for resale, are expensed as incurred and included in sales, marketing and operating expenses.

We review for impairment on at least a quarterly basis and as events or changes in circumstances indicate that the carrying value may not be recoverable. We review our inventory for indicators that net realizable value is lower than cost. When evidence exists that the net realizable value of inventory is lower than its cost, the difference is recognized as impairment in cost of revenue and the related inventory is adjusted to its net realizable value. For homes under contract to sell, if the carrying value exceeds the expected sale price less expected selling costs, the carrying value of these homes are adjusted to the expected sales price less expected selling costs. For all other homes, if the carrying value exceeds list price or internal projection price less expected selling costs, the carrying value of these homes are adjusted to list price or projection price less expected selling costs. Changes in our pricing assumptions may lead to a change in the outcome of our impairment analysis, and actual results may also differ from our assumptions.

Inventory is classified into three categories: homes under renovation, homes listed for sale, and homes under contract to sell.

Stock-Based Compensation

Stock-based compensation awards consist of stock options. We use the Black-Scholes-Merton option-pricing model to determine the fair value as of the grant date for option awards. Compensation expense for all option awards is recorded on a straight-line basis over the requisite service period of the awards, which is generally the option’s vesting period. These amounts are reduced by the forfeitures as the forfeitures occur. This valuation model requires judgment and significant estimates, including expected stock price volatility, option term, risk-free interest rate, and dividend yield.

Volatility: As our shares have not previously been publicly traded, and have not regularly traded privately, expected volatility is estimated based on the average historical volatility of similar entities with publicly traded shares over the relevant vesting or estimated liquidity period.

Expected Dividend Yield: The expected dividend yields are based on our historical dividend payments, which have been zero to date and are not expected in the foreseeable future.

Expected Term: The expected term represents the period of time that the option grants are expected to be outstanding and is estimated using the midpoint between the requisite service period and the contractual term of the options.

Risk-Free Interest Rate: The risk-free interest rate is estimated using the rate of return on U.S. treasury notes with a life that approximates the expected term.

Compensation expense for all option awards is recorded on a straight-line basis over the requisite service period of the awards, which is generally the option’s vesting period. These amounts are reduced by the forfeitures as the forfeitures occur.

Prior to the Business Combination, our board of directors considered various factors when determining the fair value of our common stock as of each grant date, including the value determined by an independent third-party valuation firm. Some of the factors considered by our board and directors and the third-party valuation firm include:

•	our historical financial performance and capital structure;

•	external market conditions that affect the industry in which we operate;

•	our current financial position and forecasted operating results;

•	the lack of marketability for our common stock; and

•	market analysis of similar companies’ stock price valuation.

The assumptions underlying these valuations represent management’s best estimates, which involve inherent uncertainties. Changes in the subjective assumptions can materially affect the estimate of the stock-based compensation expense. Following the consummation of the Business Combination, the fair value of our Class A common stock will be determined based on the quoted market price on the New York Stock Exchange (NYSE).

Income Taxes

See “—Components of Our Results of Operations—Income Tax Expense” for a discussion of our accounting policies related to income taxes.

Consolidation of Variable Interest Entities

We have formed certain special purpose entities (each, an “SPE”) to purchase and sell residential properties. Each SPE is our wholly owned subsidiary and a separate legal entity, and neither the assets nor credit of any such SPE are available to satisfy the debts and other obligations of any affiliate or other entity. Our credit facilities are secured by the assets and equity of one or more SPEs. These SPEs are variable interest entities, and we are the primary beneficiary as we have the power to control the activities that most significantly impact the SPEs’ economic performance and the obligation to absorb losses of the SPEs or the right to receive benefits from the SPEs that could potentially be significant to the SPEs. The SPEs are consolidated within our consolidated financial statements, and our consolidated financial statements at June 30, 2021, December 31, 2020 and 2019, include the following assets of such variable interest entities: restricted cash, $13.3 million, $6.8 million and $7.0 million; accounts receivable, net, $6.5 million, $1.6 million and $2.6 million; inventory, $479.4 million, $171.2 million and $342.5 million, prepaid expenses and other current assets, $2.4 million, $1.0 million and $1.4 million; property & equipment, net, $6.9 million, $2.8 million and nil; and total assets of $508.5 million, $183.5 million and $353.5 million, respectively. See Note 9: “Variable Interest Entities” in the notes to our audited consolidated financial statements and unaudited interim consolidated financial statements included elsewhere in this proxy statement/prospectus.

Recent Accounting Pronouncements

For a discussion of recent accounting pronouncements, see “New Accounting Pronouncements Recently Adopted” and “New Accounting Pronouncements Recently Issued Not Yet Adopted” within Note 2: “Summary of Significant Accounting Policies” in the notes to our consolidated financial statements incorporated by reference to the Form 8-K from the proxy statement/prospectus.

Quantitative and Qualitative Disclosures about Market Risk

We are subject to market risks in the ordinary course of our business. These risks include interest rate risk. The adverse effects of changes in these markets could pose a potential loss as discussed below.

Interest Rate Risk

We are subject to market risk associated with changing interest rates within our secured credit facilities. As of June 30, 2021, December 31, 2020, and December 31, 2019 we had outstanding borrowings on our secured credit facilities of $452.5 million, $174.2 million and $334.2 million, respectively. Of those borrowings, $389.2 million, $154.9 million and $307.2 million were from the senior secured credit facilities as of the respective periods. The senior portion of the secured credit facilities bear interest at a floating rate based on a London Interbank Offered Rate (“LIBOR”) reference rate plus an applicable margin. Assuming no change in the outstanding borrowings on our senior secured credit facilities, we estimate that a one percentage point increase in LIBOR would have increased our annual interest expense by approximately $3.9 million and $1.5 million for the six months ended June 30, 2021 and the year ended December 31, 2020, respectively.

Inflation Risk

We do not believe that inflation has had a material effect on our business, results of operations or financial condition. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability to do so could harm our business, results of operations and financial condition.